Exhibit 99.1
 Newark, NY – December 17, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) announced the acquisition of Southern California Braiding Company, Inc. (SCB), a privately held company focused on providing high reliability wire and cable products to the military and defense market.  SCB is located in Bell Gardens, California.

With annual revenue of approximately $20 million, SCB serves a number of leading customers in the military and defense market.  At a purchase price of $25.0 million, the acquisition is expected to be immediately accretive to IEC shareholders.  The purchase price has been financed by a credit facility of approximately $24.4 million, provided by Manufacturers and Traders Bank (M&T) and $600,000 in equity.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “With this acquisition IEC has strengthened the foundation for achieving its objective to become one of the premier providers to high reliability contract manufacturing markets.  SCB is a well run company with strong margins and it occupies an important niche in the military and defense market. They specialize in providing customers, primarily military ‘primes’ and NASA, with complex and highly reliable cables and wire harnesses built to withstand the demands of extreme environments.  Despite forecasted military cutbacks, SCB supports programs that should be maintained and continue to grow.  This acquisition further diversifies IEC’s customer base and introduces us to new opportunities with existing customers.  SCB complements our existing wire and cable business, IEC Electronics Wire and Cable, developed from our Val-U-Tech acquisition in June 2008.  We are encouraged by the depth and quality of the organization and look forward to the expanded opportunities to serve our customers that this combination of two talented teams provides us. This is an excellent acquisition and we are delighted to welcome SCB into the IEC family.”

About IEC Electronics
 IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The Company is also ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY and Albuquerque, NM.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2010 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Susan E. Topel-Samek	John Nesbett or Jennifer Belodeau
	Vice President & CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4443	jnesbett@institutionalms.com
	stopel@iec-electronics.com	jbelodeau@institutionalms.com